Exhibit 99.1

Mallard Acquisition Corp. Announces the Separate Trading of its Common Stock and Warrants, Commencing November 27, 2020

New York, NY, November 25, 2020 – Mallard Acquisition Corp. (NASDAQ: MACUU) (the “Company”) announced that, commencing November 27, 2020, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s common stock and warrants included in the units. Common stock and warrants that are separated will trade on the Nasdaq Capital Market under the symbols “MACU” and “MACUW,” respectively. Those units not separated will continue to trade on the Nasdaq Capital Market under the symbol “MACUU.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Mallard Acquisition Corp.

Mallard Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Mallard Acquisition Corp. intends to focus its search for a target business in the value-added distribution, industrial specialty services, and differentiated manufacturing sectors.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

P. Jeffrey Leck

Chief Executive Officer, President and Director

Jeff@MallardSPAC.com